SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25


                       COMMISSION FILE NUMBER 000-26465

                           NOTIFICATION OF LATE FILING

                                  (Check One):

                                  [ ] Form 10-K and Form 10-KSB
                                  [ ] Form 11-K
                                  [ ] Form 20-F
                              [X] Form 10-Q and Form 10-QSB
                                 [ ] Form N-SAR

                       For Period Ended: June 30, 2002

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form N-SAR
                       [ ] Transition Report on Form 11-K

                   For the Transition Period Ended: _________

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


           PART I. REGISTRANT INFORMATION.

                  Full name of registrant: PurchasePro.com, Inc.

                         Former name if applicable : N/A

                     Address of principal executive office
               (Street and number): 7710 West Cheyenne Avenue

                   City, state and zip code: Las Vegas, Nevada  89129

          PART II. RULE 12B-25 (B) AND (C)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

          [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

          PART III. NARRATIVE.

          State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

               The Registrant is finalizing its financial statements and related disclosure documents for the fiscal quarter ended June 30, 2002 and expects to complete these financial statements and file its Form 10-QSB no later than August 19, 2002.

PART IV.          OTHER INFORMATION.

          (1) Name and telephone number of person to contact in regard to this notification:

                  Richard L. Clemmer          (702)                 316-7000
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                  (Name)                   (Area Code)       (Telephone Number)

          (2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                  [X] Yes                  [ ]  No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  [ ] Yes                  [X]  No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                              PurchasePro.com, Inc.
                   ------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:  August 14, 2002                By: /s/ Richard L. Clemmer
                                        -----------------------------
                                       Name:  Richard L. Clemmer
                                       Title: Chairman, Chief Executive
                                               Officer, President and
                                               Chief Financial Officer